EXHIBIT 99.1

Rush Enterprises, Inc. Reports First Quarter Results

  Truck center parts, service and body shop revenue up 10.0% from Q4 2009
  Continue to manage SG&A expenses
  First quarter absorption rate of 97.0%
  Announce intention to purchase assets of Lake City International

SAN ANTONIO, April 20, 2010 (GLOBE NEWSWIRE) -- Rush Enterprises, Inc. (Nasdaq:RUSHA) (Nasdaq:RUSHB), which operates the largest network of commercial vehicle dealerships in North America and two John Deere construction equipment dealerships in Southeast Texas, today announced results for the first quarter ended March 31, 2010.

In the first quarter, the Company's gross revenues totaled $308.4 million, a 6.3% decrease from gross revenues of $329.1 million reported for the first quarter ended March 31, 2009. Net income for the quarter was $2.2 million, or $0.06 per diluted share, compared with net income of $2.9 million, or $0.08 per diluted share, in the quarter ended March 31, 2009.

The Company's truck segment recorded revenues of $295.5 million in the first quarter of 2010, compared to $313.0 million in the first quarter of 2009. The Company delivered 969 new heavy-duty trucks, 611 new medium-duty trucks and 686 used trucks during the first quarter of 2010, compared to 1,032 new heavy-duty trucks, 754 new medium-duty trucks and 577 used trucks in the first quarter of 2009. Parts, service and body shop sales revenue was $99.4 million in the first quarter of 2010, compared to $101.8 million in the first quarter of 2009.

The Company's construction equipment segment recorded revenues of $9.1 million in the first quarter of 2010, compared to $11.6 million in the first quarter of 2009. New and used construction equipment sales revenue decreased 20.0% to $5.6 million in the first quarter of 2010 from $7.0 million in the first quarter of 2009. Construction equipment parts, service and body shop sales decreased 26.7% to $3.3 million in the first quarter of 2010 from $4.5 million in the first quarter of 2009.

"We believe 2010 will be another difficult year, but see encouraging signs of recovery in the general economy and specifically in our industry. Our employees worked diligently to control expenses throughout this prolonged downturn. We are seeing signs that lead me to believe Rush will experience an upturn in business in 2010 which will allow our employees to focus on servicing our customers in an expanding market," said W. Marvin Rush, Chairman of Rush Enterprises, Inc.

Rusty Rush, President and Chief Executive Officer of Rush Enterprises, Inc, said "I am encouraged that we are seeing initial signs of recovery in our parts and service business. Rush Truck Centers' parts, service and body shop revenues increased 10.0% compared to the fourth quarter of 2009.   This resulted in our absorption rate increasing from 92.4% to 97.0% for the same time period. As excess truck capacity and freight demand equalize, more trucks are being put into service, which is increasing the need for maintenance and repair. We are optimistic that this increase in our parts and service business is an early indicator that a sustainable recovery has begun and should accelerate throughout the year."

"However, we expect 2010 will be another difficult year for truck sales. Trucks with 2010 emissions-compliant engines are now beginning to reach dealership lots. This new technology comes with a significant price increase, which will limit demand. As a result, we believe that new heavy-duty and medium-duty truck sales will remain sluggish in the second and third quarters of this year. Until then, we expect trucks with pre-2010 engines to be in high demand," added Rusty Rush.

"Looking forward, we expect truck orders to increase in the second half of 2010 which will lead to a strong recovery in retail sales in 2011, 2012 and 2013. Unlike the general economy, I believe that when the Class 8 truck market recovers, it will come back fast and strong due to the pent-up demand created by four consecutive years of below normal replacement cycles," Rusty Rush explained.

"We recently entered into an agreement to acquire certain assets of Lake City International – a dealer group with 11 locations in Utah, Idaho and Oregon. This will provide us with significant entry into three western states and expand our network to 60 truck centers. More importantly it provides an excellent platform for Rush to build its Navistar Division. We anticipate that this acquisition will close sometime in the next 60 days," continued Rusty Rush.

"Our employees make the difference in our business. Our employees have done an excellent job throughout these difficult times. I have had the pleasure of meeting with many of the employees of Lake City International and we look forward to welcoming them to our organization," concluded Rusty Rush.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the first quarter on Wednesday, April 21, 2010, at 11 a.m. Eastern/10 a.m. Central.  The call can be heard live by dialing 877-638-4557 (US) or 914-495-8522 (International) or via the Internet at http://investor.rushenterprises.com/events.cfm.

For those who cannot listen to the live broadcast, the webcast will be available on our website at the above link until July 10, 2010. Listen to the audio replay until April 29, 2010 by dialing 800-642-1687 (US) or 706-645-9291 (International) and entering the Conference ID 66947780.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. owns and operates the largest network of commercial vehicle dealerships in the United States, representing truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, UD, GMC, Blue Bird, Diamond and Elkhart and two construction equipment dealerships in Texas representing John Deere construction equipment.  The Company's vehicle and equipment centers are strategically located in high traffic areas on or near major highways in 11 states throughout the southern United States.  These one-stop centers offer an integrated approach to meeting customer needs – from sales of new and used vehicles and equipment to aftermarket parts, service and body shop operations plus a wide array of financial services, including financing, insurance, leasing and rental.  Rush Enterprises' operations also provide vehicle up-fitting, chrome accessories and tires.  For more information, please visit www.rushenterprises.com.

The Rush Enterprises, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3352

Certain statements contained herein, including those concerning current and projected truck industry and market conditions, sales and delivery forecasts, the Company's prospects, anticipated results for 2010, the impact of diesel emissions regulations, the impact of general economic conditions, and the anticipated closing of the Lake City International asset purchase are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle and construction equipment markets, customer relations, relationships with vendors, approval by various manufacturers and governmental agencies of the acquisition of Lake City International, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, onetime events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission. There can be no assurance that the closing conditions of the Lake City International acquisition will be satisfied or that the transaction will be consummated.

RUSH ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Shares and Per Share Amounts)

	March 31,	December 31,
	2010	2009
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 145,840	$ 149,095
Accounts receivable, net	48,449	38,869
Inventories, net	294,269	269,955
Prepaid expenses and other	3,917	3,650
Deferred income taxes, net	9,687	11,414
Total current assets	502,162	472,983
Investments	7,575	7,575
Property and equipment, net	355,636	354,749
Goodwill, net	140,836	140,836
Other assets, net	1,101	1,154
Total assets	$ 1,007,310	$ 977,297

Liabilities and shareholders' equity
Current liabilities:
Floor plan notes payable	$ 214,664	$ 189,256
Current maturities of long-term debt	59,402	55,545
Current maturities of capital lease obligations	5,821	5,730
Trade accounts payable	30,142	22,427
Accrued expenses	39,232	40,843
Total current liabilities	349,261	313,801
Long-term debt, net of current maturities	144,999	153,957
Capital lease obligations, net of current maturities	29,155	28,714
Deferred income taxes, net	53,188	54,600

Shareholders' equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2010 and 2009	–	–
Common stock, par value $.01 per share; 60,000,000 class A shares and 20,000,000 class B shares authorized; 26,531,316 class A shares and 10,691,589 class B shares outstanding in 2010; and 26,437,848 class A shares and 10,689,375 class B shares outstanding in 2009	389	388
Additional paid-in capital	190,360	188,116
Treasury stock, at cost: 1,639,843 shares	(17,948)	(17,948)
Retained earnings	257,906	255,669
Total shareholders' equity	430,707	426,225
Total liabilities and shareholders' equity	$ 1,007,310	$ 977,297

RUSH ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended March 31,
	2010	2009

Revenues:
New and used truck sales	$ 180,604	$ 195,988
Parts and service	105,101	109,218
Construction equipment sales	5,623	7,003
Lease and rental	14,032	13,476
Finance and insurance	1,542	1,715
Other	1,494	1,686
Total revenue	308,396	329,086
Cost of products sold:
New and used truck sales	166,346	182,827
Parts and service	64,535	66,449
Construction equipment sales	4,882	6,182
Lease and rental	12,250	11,928
Total cost of products sold	248,013	267,386
Gross profit	60,383	61,700
Selling, general and administrative	51,668	52,051
Depreciation and amortization	3,685	3,978
(Loss) gain on sale of assets	(8)	55
Operating income	5,022	5,726
Interest expense, net	1,408	1,624
Income before taxes	3,614	4,102
Provision for income taxes	1,377	1,239
Net income	$ 2,237	$ 2,863
Earnings per share:
Earnings per common share – Basic	$ .06	$ .08
Earnings per common share – Diluted	$ .06	$ .08

Weighted average shares outstanding:
Basic	37,171	36,991
Diluted	37,745	37,274
CONTACT:  Rush Enterprises, Inc., San Antonio
          Steven L. Keller
          830-626-5226